Exhibit 10.11
Execution Version
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is entered into as of the 28th day of December, 2007, by and between HRB Management, Inc., a Missouri corporation (“HRB”) and Mark A. Ernst (the “Executive”).
     WHEREAS, HRB and the Executive are parties to an Employment Agreement dated July 16, 1998 and as thereafter amended (the “Employment Agreement”);
     WHEREAS, the Executive and HRB agree to terminate his employment with HRB; and
     WHEREAS, the Executive and HRB intend the terms and conditions of this Agreement to govern all issues related to the Executive’s employment and separation from HRB.
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the Executive and HRB agree as follows:
     1. Resignation: Termination of Employment.
     a. Resignation. The Executive hereby agrees that, effective as of November 20, 2007 (the “Resignation Date”), he resigned from his positions as Chairman of the Board, President and Chief Executive Officer of HRB and
Chairman of the Board, President and Chief Executive Officer of H&R Block, Inc. (“Block”) and that, simultaneous with the execution of this Agreement, he is resigning as a director of Block. In addition, effective as of the Resignation Date, the Executive hereby confirms his resignation from all other offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, HRB or its subsidiaries or affiliates (collectively, “Affiliates”) or any benefit plans of HRB or any Affiliate. The Executive will execute the resignations attached as Exhibit A on minute book paper contemporaneously with his execution of this Agreement.
     b. Termination of Employment. The parties agree that the
Executive’s employment with HRB will terminate on December 31, 2007 (the “Termination Date”). During the period between the Resignation Date and the Termination Date (the “Transition Period”), the Executive will remain on active payroll and be paid his current salary in accordance with HRB’s regular payroll practices. During the Transition Period, the Executive will make himself available for consultation on an as-needed basis as determined by HRB’s Interim Chief Executive Officer with respect to matters within the scope of his employment and will respond to questions and provide guidance as requested by HRB and Block from time to time with respect to such matters. On and after the Termination Date, the Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent or representative of HRB or any Affiliate for any purpose and will not make any public statements on behalf of HRB or any Affiliate.
     2. Severance Benefits. The parties agree to treat the Executive’s termination of employment as a termination without “cause” (as defined in Section 1.06 of the Employment Agreement) for purposes of the Executive’s eligibility for severance compensation and benefits as set forth in this Section 2. Subject to the terms and conditions of this Agreement, including the Executive’s executing (and not revoking) this Agreement and the Supplemental General Release, the Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:
     a. Lump Sum Severance Payment. A lump sum cash payment on the date the revocation period applicable to the Supplemental General Release (as defined in Section 7) lapses, provided that the Executive has not revoked the execution of this Agreement or the Supplemental General Release, equal to $2,550,000.
     b. Employee Benefits.
          (i) Health Benefits. Subject to the Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), continued participation in the medical, dental and vision plans maintained by HRB for a period of up to 18 months following the Termination Date (the “Coverage Period”) as if the Executive had continued in employment with HRB during such period (including the Executive’s obligation to pay the employee portion of any contribution or premium but excluding an employee’s ability to pay premiums with pre-tax dollars). If the Executive continuously receives health benefits under this Section 2.b.(i) from the Termination Date through the end of the Coverage Period, HRB shall thereafter, for a period of up to 18 months, pay the Executive on the first business day of each month, a lump sum cash amount equal to $1,350. Notwithstanding the foregoing, HRB’s obligations under this Section 2.b.(i) shall terminate if the Executive fails to pay any required contribution or premium or if the Executive becomes eligible for health benefits of a subsequent employer (whether or not the Executive accepts such benefits), except that HRB’s obligation to continue to make available continuation coverage under COBRA at the full COBRA rates shall be determined in accordance with COBRA. The Executive will notify HRB of his eligibility for medical, dental or vision benefits from a subsequent employer within 30 days of such eligibility. In addition, HRB shall pay any out-of-pocket expenses the Executive incurs in connection with a comprehensive Mayo Clinic physical prior to June 30, 2008.
          (ii) Other Insurance Coverage. A lump sum cash payment on the date the payment specified in sub-paragraph 2.a above is to be paid, equal to $3,096, which represents HRB’s premium cost for 36 months of group life and accidental death and dismemberment insurance coverage for the Executive. In addition, HRB shall take (or shall cause to be taken) such action as necessary to enable the transfer of the life insurance policy on the Executive to the Executive or his assignee following the Termination Date in accordance with the terms of such policy, provided that the Executive timely completes all necessary forms and pays HRB or otherwise makes arrangements for the payment to HRB of an amount equal to the amount of the premiums paid by HRB or its Affiliate for such policy through the Termination Date.
          (iii) Tax-Qualified Plans. The Executive shall be eligible to receive any accrued, vested benefits to which he is otherwise entitled under the tax-qualified pension and 401(k) plans of HRB and its Affiliates.
     c. Stock Options. Full vesting of all outstanding stock options to purchase shares of common stock of Block as of the Termination Date. A list of the stock options that will be vested as of the Termination Date is attached as Exhibit B. Except as set forth on Exhibit B hereto, all outstanding stock options vested as of the Termination Date will remain exercisable until September 30, 2009, but in no event beyond the stated term of the stock option. Any stock options not vested as of the Termination Date shall be forfeited as of the Termination Date.
     d. Restricted Shares. Termination of all restrictions on any shares of Block’s common stock awarded to the Executive by Block that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and June 30, 2008 such that such shares of Block’s common stock shall be fully vested as of the Termination Date. Any shares unaffected by the operation of this sub-section shall be forfeited as of the Termination Date. A list of the restricted shares that will be vested as of the Termination Date is attached as Exhibit C.
     e. Performance Shares. One-half the number of performance shares that would have been awarded to him under the June 30, 2006 grant at the end of the performance period (June 30, 2009) (including the amount of any dividends related thereto) determined based on the achievement of the performance goals at the end of the performance period and paid at the time payments are made generally to other individuals who received an award of performance shares on June 30, 2006. On the Termination Date, the Executive shall forfeit to HRB all performance shares Block awarded him pursuant to a cycle which is less than one year old as of the Termination Date. A list of the performance shares eligible to become payable pursuant to this sub-section is attached as Exhibit D.
     f. Deferred Compensation. Full vesting of the Executive’s account balance and payment in accordance with the Executive’s payment elections under the H&R Block Deferred Compensation Plan for Executives, as amended and restated as of July 1, 2002, and thereafter amended.
     g. Payment in Lieu of Notice. A lump sum cash payment on the date the payment specified in sub-paragraph 2.a above is to be paid, equal to $13,270, which represents the difference between (i) the base salary that would have been paid during the 45-day period following the Resignation Date and (ii) the base salary actually paid between the Resignation Date and the Termination Date.
     h. Other Amounts. A lump sum cash payment on the date the payment specified in sub-paragraph 2.a above is to be paid equal to $104,712, which represents the sum of (i) the reasonable business expenses and disbursements incurred by the Executive prior to the Termination Date and reimbursable under HRB’s reimbursement policy and (ii) the Executive’s accrued but unused vacation time through the Termination Date required to be paid under HRB’s vacation policy.
     3. Return of Property. The Executive represents to HRB that he has destroyed or returned to HRB any and all files or other property (both tangible and intellectual) of HRB and any Affiliate (said property includes, but is not limited to, files, monthly management financial booklets, projections, forecasts, balance sheets, income statements, audited financial statements, total cost development budgets, actual or prospective purchaser or customer lists, written proposals and studies, plans, drawings, specifications, reports to creditors, books, accounts, certificates, bank account numbers, passwords, rolodexes, identification cards, credit cards, computers, fax machines, cellular or other telephones, Blackberries, beepers, PDA’s, keys, card access keys to any building of HRB or any Affiliate, deeds, contracts, office equipment and supplies, records, computer disks and any other documents or things received or acquired in connection with the Executive’s employment with HRB) without retaining any copies or extracts thereof. Notwithstanding the foregoing, the Executive may retain all information received in his role as a director and has no duty with respect to any information that has been or is generally available to the public.
     4. Full Discharge. The Executive agrees and acknowledges that the payments and benefits provided in Section 2 and the other entitlements hereunder: (a) are in full discharge of any and all liabilities and obligations of HRB to the Executive, monetarily or with respect to employee benefits or otherwise, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of HRB or any Affiliate, including the Employment Agreement and/or any alleged understanding or arrangement between the Executive and HRB or any of its officers or directors; and (b) exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled but for this Agreement under any policy, plan or procedure of HRB or any prior agreement between the Executive and HRB, except for accrued, vested amounts under any tax-qualified pension and 401(k) plans maintained by HRB, which amounts, if any, will be paid in accordance with the terms of such plan.
     5. Future Conduct and Obligations.
     a. The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives agrees that he will not (and will use his best efforts to cause such affiliates to not) at any time engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of HRB, any Affiliate or any of their agents, officers, directors, employees and/or stockholders. HRB and Block agree to not issue any press release or other official, written statement that disparages or otherwise impairs the Executive’s business reputation. The foregoing shall not be violated by: (i) truthful statements by either party in response to legal process or required governmental testimony or filings; (ii) statements by HRB or Block that they in good faith believe are necessary or appropriate to make in connection with performing their duties to HRB and/or Block; or (iii) statements by the Executive that he in good faith believes are necessary or appropriate to make to refute statements of HRB, Block, or the officers or directors of either HRB or Block.
     b. The Executive agrees to reasonably assist and cooperate with HRB (and its outside counsel) in connection with the defense or prosecution of any claim that may be made or threatened against or by HRB or any Affiliate, or in connection with any ongoing or future investigation or dispute or claim of any kind involving HRB or any Affiliate, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including preparing for and testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed by the Executive, pertinent knowledge possessed by the Executive, or any act or omission by the Executive. The Executive will perform such acts and execute and deliver such documents that may be reasonably necessary to carry out the provisions of this Section 5. The Executive’s agreement under this Section 5 is limited such that any such assistance and cooperation shall not unreasonably interfere with the Executive’s subsequent employment. HRB will reimburse the Executive for the reasonable out-of pocket expenses incurred as a result of such cooperation.
     c. The Executive hereby agrees that the termination of the Executive’s employment will not affect the provisions of the Employment Agreement which impose continuing obligations on him following termination of the Employment Agreement and specifically acknowledges the existence and applicability of Sections 2.01, 2.02, 3.01, 3.05, and 4.03. Such restrictions will remain in full force and effect following the Termination Date as provided in the Employment Agreement. Section 3.02 of the Employment Agreement will remain in full force and effect for 18 months following the Termination Date, notwithstanding any provision of the Employment Agreement to the contrary. The Executive also specifically acknowledges the existence and applicability of the covenants set forth in the award agreements evidencing the grant of any equity compensation by Block. Notwithstanding the foregoing, the parties agree that Section 3.04 of the Employment Agreement and any similar non-compete restriction in any award agreement evidencing the grant of any equity compensation by Block shall not apply following the Termination Date and that the provisions of Section 5.d, below, shall apply.
     d. The Executive acknowledges that in the course of the Executive’s employment with HRB, the Executive became familiar with Block’s trade secrets and with other confidential information concerning Block and its Affiliates and agrees that for a period of 18 months following the Termination Date, the Executive will not, directly or indirectly, engage in, or own or control any interest in (except as a passive investor in less than one percent of the outstanding securities of publicly held companies), or act as an officer, director or employee of, or consultant, advisor or lender to, any firm, corporation, partnership, limited liability company, institution, business, government agency, or entity that engages in any business that is competitive with the primary business activities of Block’s Tax Services segment as of the date hereof (which are tax preparation, accounting and small business services) and shall in no event limit the Executive’s right to engage in, own or control, or act or compete (as described above) in activities in the banking and related financial services industries). If the restrictions in this Section 5.d are determined by an arbitrator to be excessive in duration or scope or unreasonable or unenforceable under the laws of any state, it is the intention of the parties that such restriction be modified or amended to render it enforceable to the maximum extent permitted by the laws of that state. The running of the 18 month period contained in this Section 5.d will be suspended during any period of violation and/or any period of time required to enforce this covenant, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
     6. General Release.
     a. For and in consideration of the payments to be made and the promises set forth in this Agreement, the Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date (as defined in Section 17), including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.
     b. Without limiting the generality of the previous paragraph, this Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the Missouri Service Letter Statute, the Missouri Human Rights Act and the Civil Rights Ordinance of Kansas City, Missouri; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.
     c. HRB and the Executive acknowledge and agree that the release set forth in this Section 6 does not in any way affect: (1) the Executive’s rights of indemnification to which the Executive was entitled immediately prior to the Termination Date under Section 4.06 of the Employment Agreement; (2) the Executive’s accrued, vested rights under any tax-qualified pension and 401(k) plans maintained by HRB; and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of this Agreement.
     d. For purposes of this Release, the “Released Parties” means HRB, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

     7. Supplemental General Release. The Executive agrees to deliver to HRB an executed Supplemental General Release attached as Exhibit E within 21 days after the Termination Date. The Executive agrees that all HRB covenants (including HRB’s obligation to make or provide payments and benefits pursuant to Section 2) that relate to its obligations beyond the Termination Date are contingent on the Executive’s execution of (and not revoking) the Supplemental General Release.
     8. No Existing Suit. The Executive represents and warrants that, as of the Effective Date of this Agreement, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against HRB or any Affiliate. The Executive acknowledges that this Agreement does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission.
     9. Certain Forfeitures in Event of Breach or Other Liability to HRB.
     The Executive acknowledges and agrees that, notwithstanding any other provision of this Agreement, if the Executive materially breaches any obligation under this Agreement, or there is a final determination by a court of competent jurisdiction or an arbitrator, or an agreement by the Executive as part of a settlement, that the Executive is otherwise liable to HRB or any Affiliate, HRB retains the right to recoup any and all payments and benefits provided for in Section 2, any damages suffered by HRB or any Affiliate, plus reasonable attorneys’ fees incurred in connection with such recovery and, to the extent that such benefits have not been fully disbursed to the Executive, HRB reserves its rights to stop all future disbursements of such benefits, except to the extent that such action is prohibited by law or would result in the invalidation of the release provided by the Executive under this Agreement. The parties agree that any breach of the covenants in Sections 5.b — 5.e or Articles Two and Three of the Employment Agreement shall be deemed a material breach of an obligation under this Agreement and that HRB shall not have any remedy under this Section 9 for any breach of the covenant in Section 5.a. In addition, the parties agree that should HRB make any determination regarding its rights under this Section 9, an entity reviewing such determination shall not apply a presumption in favor of HRB by virtue of HRB’s prior determination.
     10. Company Release. For and in consideration of the promises set forth in this Agreement, HRB and each of its Affiliates hereby forever releases, waives and discharges the Executive from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which HRB and each of its Affiliates ever had, now have, or hereafter may have against the Executive by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date, including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with HRB or its Affiliates; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release the Executive from (a) any intentional or knowing violations of law, (b) any intentional acts of misconduct engaged in by the Executive while employed as an employee of HRB or Block or while serving as an officer or director of HRB or Block, including misappropriation, fraud or theft or (c) any other act or omission that would constitute grounds for terminating the Executive’s employment for “cause” (as defined in the Employment Agreement).
     11. Indemnification. The Executive shall continue to be entitled to indemnification under Section 4.06 of the Employment Agreement. In addition, HRB shall continue to cover the Executive under HRB’s directors’ and officers’ liability insurance policies on the same basis as other officers and directors while liability exists with regard to such actions or inactions.
     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior promises or agreements made by, to, or between the parties, whether oral or written with respect to the subject matter hereof, including the Employment Agreement (other than as specifically provided herein). This Agreement may not be amended except by a writing signed by all parties. There are no other promises, agreements, or commitments made by, to, or between the parties, other than those set forth in the written text of this Agreement.
     13. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri without regard to principles of conflict of laws.
     14. No Transfer by Executive. The Executive represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligations, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered by this Agreement. This Agreement is personal to the Executive and he may not assign, pledge, delegate or otherwise transfer any of his rights, obligations or duties under this Agreement.
     15. Dispute Resolution; Expenses.
     a. The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will, except as provided in Section 4.03 of the Employment Agreement, be adjusted only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (except that the decision of the arbitrator(s) must not be a compromise but must be the adoption of the submission by one of the parties), and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be held in Kansas City,

     Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration.
     b. In the event that either party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs (including the arbitrator’s fees and expenses) in such action or proceeding in addition to any other relief to which such prevailing party may be entitled.
     c. Notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by either party of the provisions of Section 5.a, (i) the parties acknowledge the other party’s remedies at law would be inadequate and, in recognition of this fact, each party agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, such party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available and (ii) any controversy or claim arising out of or relating to Section 5.a of this Agreement will not be settled by mediation or arbitration and the parties hereby irrevocably submit to the exclusive jurisdiction of any state or federal court in Kansas City, Missouri for any suit, action or proceeding arising out of or relating to or concerning Section 5.a of this Agreement.
     16. Notices. Any notice, waiver or other communication given hereunder will be delivered (except as set forth in Section 18 in respect of a written notice of revocation) as follows: (a) in the case of HRB, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to HRB Management, Inc., One H&R Block Way, Kansas City Missouri 64105, to the attention of the General Counsel; and (b) in the case of the Executive, by personal delivery, certified or registered mail (return receipt requested), or delivery by a recognized overnight commercial courier, addressed to the last address on the records of HRB. Notices served will be deemed given and effective upon actual receipt (or refusal of receipt).
     17. Nonadmissibility. Nothing contained in this Agreement, or the fact of its submission to the Executive, will be admissible evidence against either party in any judicial, administrative, or other legal proceeding (other than an action for breach of this Agreement), or be construed as an admission of any liability or wrongdoing on the part of either party or of any violation of federal, state, or local statutory law, common law or regulation.
     18. Knowing and Voluntary Waiver. By signing this Agreement, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Agreement with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Agreement; (d) he has agreed to this Agreement knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; (f) he may revoke his execution of this Agreement within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period. Any revocation of the Executive’s execution of this Agreement must be submitted, in writing, to HRB Management, Inc., One H&R Block Way, Kansas City Missouri 64105, to the attention of the General Counsel, stating “I hereby revoke my execution of the Agreement.” The revocation must be personally delivered to the General Counsel or mailed to the General Counsel and postmarked within seven days of the Executive’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Executive agrees that if he does not execute this Agreement or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2.
     19. Tax Matters.
     a. HRB may withhold from any amounts payable under this Agreement or otherwise such federal, state and local taxes as are required to be withheld (with respect to amounts payable hereunder or under any benefit plan or arrangement available to HRB’s employees) pursuant to any applicable law or regulation.
     b. The parties agree that the payments and benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder, and, accordingly, this Agreement shall be interpreted to be in compliance therewith.
     20. Third Party Beneficiaries. Each Released Party will be a third party beneficiary to this Agreement, with full rights to enforce this Agreement and the matters documented herein.
     21. Interpretation. The parties hereto acknowledge and agree that: (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of the Agreement and have contributed to their revision; and (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of the Agreement.
     22. Counterparts. This Agreement may be executed (including by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts)

with counterpart signature pages or in counterparts, each of which together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year set forth at the head of this Agreement.

HRB MANAGEMENT, INC.
Dated: December 28, 2007	/s/ Alan M. Bennett
Name:
Title:

EXECUTIVE
Dated:
Mark A. Ernst

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year set forth at the head of this Agreement.

HRB MANAGEMENT, INC.
Dated:
Name:
Title:

EXECUTIVE
Dated: December 28, 2007	/s/ Mark A. Ernst
Mark A. Ernst

EXHIBIT A
RESIGNATIONS
     Effective as of November 20, 2007, I hereby resign from my position as Chairman of the Board of Directors, President and Chief Executive Officer, of the following companies:
•	H&R Block, Inc., a Missouri Corporation

•	HRB Management, Inc., a Missouri Corporation

/s/ Mark A. Ernst
Mark A. Ernst
Dated: December 28, 2007

A-1

DIRECTOR RESIGNATION
     Effective as of December 28, 2007, I hereby resign as a director of the following companies:
•	H&R Block, Inc., a Missouri Corporation

•	HRB Management, Inc., a Missouri Corporation
     I acknowledge that such resignations are not on account of any disagreement with H&R Block, Inc. or HRB Management, Inc. relating to their operations, policies or practices.

/s/ Mark A. Ernst
Mark A. Ernst
Date: December 28, 2007

A-2

EXHIBIT B
STOCK OPTION SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

9/1/98*	$10.03125	570,096	570,096
6/30/99**	$12.50	240,000	240,000
6/30/00*	$8.09375	300,000	300,000
6/30/01*	$16.1375	360,000	360,000
6/30/02*	$23,075	240,000	240,000
6/30/03*	$21.625	220,000	220,000
6/30/04*	$23.84	220,000	220,000
6/30/05*	$29.175	260,000	173,332	86,668
6/30/06*	$23.86	376,885	125,628	251,257
6/30/07*	$23.37	425,000		425,000

		3,211,981	2,449,056	762,925

*	The entire option will be classified as a nonqualified stock option.

**	The portion of the option identified in the 1999 stock option agreement as subject to incentive stock options (24,000 of the 240,000 shares subject to the 1999 grant, as previously adjusted) will not be modified by this Agreement and will remain exercisable and expire in accordance with its original terms. The remaining portion of the 1999 grant will be treated as a nonqualified stock option in accordance with the terms of this Agreement.

B-1

EXHIBIT C
RESTRICTED SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

6/30/05	$0.00	10,000		10,000

C-1

EXHIBIT D
PERFORMANCE SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

6/30/06	$0.00	33,335		*

*	# of shares actually awarded will be determined at end of 3-year performance cycle (6/30/09) based on actual performance results.

Award will be prorated based on the # of days worked by associate during the 3 year performance cycle.

D-1

EXHIBIT E
Supplemental General Release
     This Supplemental General Release, dated as of the ___ day of                     , 200__, is delivered by Mark A. Ernst (the “Executive”) to and for the benefit of the Released Parties (as defined below). The Executive acknowledges that this Supplemental General Release is being executed in accordance with Section 7 of the Separation and Release Agreement dated December 28, 2007 (the “Separation Agreement”).
     1. General Release, (a) The Executive, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date, including without limitation, those in connection with, or in any way related to or arising out of, the Executive’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.
     (b) Without limiting the generality of the previous paragraph, this Supplemental General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (2) any claim under the Missouri Service Letter Statute, the Missouri Human Rights Act and the Civil Rights Ordinance of Kansas City, Missouri; (3) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Executive’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (4) any claim for attorney’s fees, costs, disbursements and the like.

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     (c) The foregoing release does not in any way affect: (1) the Executive’s rights of indemnification to which the Executive was entitled immediately prior to the Termination Date (as defined in the Separation Agreement) under Section 4.06 of the Employment Agreement (as defined in the Separation Agreement); (2) the Executive’s accrued, vested rights under any tax-qualified pension plan maintained by HRB Management, Inc. (“HRB”); and (3) the right of the Executive to take whatever steps may be necessary to enforce the terms of the Separation Agreement.
     (d) For purposes of this Supplemental General Release, the “Released Parties” means HRB, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).
     2. No Existing Suit. The Executive represents and warrants that, as of the Effective Date of this Supplemental General Release, he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against HRB or its subsidiaries or affiliates. The Executive acknowledges that this Supplemental General Release does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission.
     3. Knowing and Voluntary Waiver. By signing this Supplemental General Release, the Executive expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this Supplemental General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this Supplemental General Release; (d) he has agreed to this Supplemental General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Separation Agreement is sufficient to support the releases provided by him under this Supplemental General Release; (f) he may revoke his execution of this Supplemental General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this Supplemental General Release (the “Effective Date”), this Supplemental General Release becomes effective and enforceable, provided that the Executive does not revoke this Agreement during the revocation period. Any revocation of the Executive’s execution of this Supplemental General Release must be submitted, in writing, to HRB Management, Inc., One H&R Block Way, Kansas City Missouri 64105, to the attention of the General Counsel, stating “I hereby revoke my execution of the Supplemental General Release.” The revocation must be personally delivered to the General Counsel or mailed to the General Counsel and postmarked within seven days of the Executive’s execution of this Supplemental

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General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Executive agrees that if he does not execute this Supplemental General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 2 of the Separation Agreement. The Executive must execute this Supplemental General Release on or before January 21, 2008.
     This Release is final and binding and may not be changed or modified.

Date: __________________	Mark A. Ernst

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